UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Soliciting Material Pursuant to Section 240.14a-12

Priority Healthcare Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of a memorandum distributed by Priority Healthcare Corporation to all of its employees on September 7, 2005, relating to the Agreement and Plan of Merger, dated as of July 21, 2005, by and among Express Scripts, Inc., Pony Acquisition Corporation, and Priority Healthcare Corporation.

MEMORANDUM

To:	All Priority Healthcare Employees

From:	Priority Transition Team

Date:	September 7, 2005

Subject:	Acquisition Planning Update

This brief memo is intended to keep you abreast of our steady progress toward completing the planned acquisition of the company by Express Scripts. That effort includes navigating the regulatory and shareholder approval process, launching initial integration planning efforts, and ensuring that we continue to stay focused on managing our business effectively during the transition. We thank you for your continued professionalism and relentless focus on delivering high quality service to our customers during this period.

Regulatory and Shareholder Approval Process

Last week the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act expired, meaning that the Federal Trade Commission and Department of Justice did not find reason to question the merger on anti-trust grounds. With the expiration of that waiting period, initial integration planning activities were able to begin. The other primary approval process involves the shareholders of Priority Healthcare. We filed a preliminary proxy statement with the Securities and Exchange Commission in August, and we anticipate mailing our final proxy statement to our shareholders next week. As announced in our press release issued on August 30, we have scheduled a special shareholders’ meeting for October 14, 2005 at which time shareholders will vote for or against the acquisition. If the transaction is approved by a majority of our shareholders and the other closing conditions are satisfied, we expect that the acquisition will close soon thereafter.

Integration Planning

Last week, with key members of the Express Scripts (and particularly the CuraScript) management team, we began what we anticipate will be a well-organized and thoughtful integration

Integration Update

planning process that will continue up to and beyond the date of the closing. Those efforts, which involve representatives from all key functions within Priority, are focused on ensuring that the transition is a smooth one and that we take full advantage of the respective strengths of both organizations. Teams have been created to address the following areas, with detailed integration plans being developed for each:

•	Human Resources

•	IS and Infrastructure

•	Operations

•	Legal and Compliance

•	Finance

•	Corporate and Marketing Communications

•	Marketing and Product Development

•	Pharmacy Client Relations, Upsells and Sales Organization

•	Pharma Facing Services

•	Specialty Distribution Services

Next Steps

The next five or six weeks will require patience and hard work from everyone. We should all be focused on completing a strong third quarter and performing our respective roles with the utmost commitment and professionalism. As additional details about the acquisition are ironed out and plans become solidified, more information will be communicated through the transition groups and your leadership team. Thank you again for your continued hard work and commitment to our customers.

Where to Find Additional Information

Priority has filed with the Securities and Exchange Commission (the “SEC”) a preliminary Proxy Statement and will file with the SEC and mail to its shareholders a definitive Proxy Statement in connection with the proposed transaction with Express Scripts. Investors are urged to carefully read the preliminary Proxy Statement, the definitive Proxy Statement, and any other relevant documents filed with the SEC when they become available, because they will contain important information about Priority and the proposed merger. The definitive Proxy Statement will be mailed to the shareholders of Priority prior to the shareholder meeting. In addition, investors and security holders may obtain free copies of the preliminary Proxy Statement, and will be able to obtain free copies of the definitive Proxy Statement, when it becomes available, and other documents filed by Priority with the SEC, at the Web site maintained by the SEC at www.sec.gov. These documents may also be accessed and downloaded for free from Priority’s Web site at www.priorityhealthcare.com, or copies may be obtained, without charge, by directing a request to Chief Financial Officer, Priority Healthcare Corporation, 250 Technology Park, Lake Mary, Florida 32746, (407) 804-6700.

Integration Update

Participants in the Solicitation

Priority and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Priority in connection with the proposed transaction. Information regarding Priority’s directors and executive officers is contained in Priority’s proxy statement relating to its 2005 annual meeting of shareholders, which was filed with the SEC on April 8, 2005. Additional information regarding the interests of participants in the solicitation is contained in the preliminary Proxy Statement on file with the SEC and will be set forth in the definitive Proxy Statement filed with the SEC in connection with the proposed transaction.